Exhibit 7.3

amended and restated
membership interests Exchange agreement

This Membership Interests Exchange Agreement (this "Agreement"), effective as of the 6th day of January 2017, is made and entered into by and among EE1 Holdings, LLC, a California limited liability company, and the sole member (the "Member") of Encore Endeavor 1 LLC, a California limited liability company (“Encore”) and Level Brands, Inc., a North Carolina corporation (“the “Company”). Terms not otherwise defined herein shall have the meanings set forth in the Amended and Restated Operating Agreement of Encore (the “Operating Agreement”).

RECITALS

A.           The parties hereto entered into a Membership Interests Exchange Agreement dated January 6, 2017 (the “Original Agreement”) and other than as set forth in the Preamble and these Recitals, this Agreement shall contemplate the original January 6, 2017 date.

B.           The parties now desire to amend and restate the Original Agreement with respect to certain provisions included in the Original Agreement in order to correct certain scrivener errors and otherwise.

C.           As of January 5, 2017, the Member was the owner of one hundred percent (100%) of the Class A Units (the “Class A Interests”) and one hundred percent (100%) of the Class B Units (the “Class B Interests”, and together with the Class A Interests, the “Interests”) in Encore;

B.           On January 6, 2017, the Member transferred all of the Class A Interests (the “Exchange Interests”) in Encore to the Company in exchange for 283,000 shares of the Company's Common Stock (the "Level Common Stock") such that the Company became the holder of 100% of the Class A Units, which, collectively, will represent 51% of the Interests.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by all of the parties, the parties hereto agree as follows:

1.
Transfer and Acceptance of Exchange Interests.

1.1           Transfer and Acceptance. Subject to the terms and conditions of this Agreement, upon the Closing of this Agreement (as hereinafter defined) the Member shall assign, transfer and contribute to the Company, and the Company shall assume and acquire, all of the right, title and interest in and to the Exchange Interests.

1.2           Assumption of Liabilities. The Company shall not directly assume any of the debts, liabilities, or other obligations of Encore. Rather, the Company shall merely hold the Exchange Interests in Encore with Encore in accordance with the terms of the Amended and Restated Operating Agreement of Encore (the “Amended Operating Agreement”), while continuing to maintain its status as a separate limited liability company for all legal and accounting purposes.

1.3           The Member and the Company acknowledge and agree that, for federal, state and local income tax purposes, the transfer of the Exchange Interests by the Member to the Company will be treated as (i) a sale by the Member to the Company of an undivided portion of the assets of Encore in exchange for the Level Common Stock Consideration (as defined below), followed immediately by (ii) a contribution by the Member and the Company to a new tax partnership of their respective undivided interests in each of such assets of Encore in a transfer described in Section 721(a) of the Code. The Member and the Company agree to consistently treat the transfer of the Exchange Interests in such manner for all federal, state and local income tax purposes.

2.
Consideration.  As consideration for the transfer of the Exchange Interests by the Member to the Company, the Company shall issue 283,000 shares of Level Common Stock to the Member (the “Level Common Stock Consideration”) in accordance with the terms of this Agreement. The Level Common Stock Consideration shall be paid by the Company on the day of the Closing by delivery from the Company to the Member of the certificates representing the Level Common Stock Consideration in the names and amounts set forth on Exhibit A hereto; provided, that the parties understand and acknowledge that on the day of the Closing, the Company shall send to the transfer agent the completed documentation necessary for the issuance of the Exchange Shares, and that it may take a few days to process before the transfer agent issues the actual share certificates of the Company. Upon issuance in accordance with the terms of this Agreement, the shares representing the Level Common Stock Consideration shall be validly issued, fully paid and non-assessable and shall have been issued in compliance with all laws and regulations applicable thereto.

3.
Closing.

3.1           Closing. The closing of the transfer of the Exchange Interests shall take place on and this Agreement shall be effective as of January 6, 2017 (the "Closing").

3.2           Deliveries.

3.2.1        By the Member. At the Closing, the Member shall deliver the interest certificate(s), if any, and other applicable instruments evidencing the transfer of the Exchange Interests to be acquired by the Company, in form and substance reasonably acceptable to the Company:

(a)           all consents, authorizations or waivers from parties, as may be required to be obtained from them in connection with the consummation of the transactions contemplated hereby; and

(b)          such other documents, including the Operating Agreement, duly executed by the Member and in a form and substance reasonably acceptable to the Company as shall be reasonably necessary to consummate the transactions contemplated by this Agreement.

3.2.2       By the Company. At the Closing, the Company shall deliver such documents, including the Operating Agreement, duly executed by the Company and in a form and substance reasonably acceptable to the Member as shall be reasonably necessary to consummate the transactions contemplated by this Agreement.

3.2.3        Covenants. Each party hereto shall use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for such party to fulfill and perform its respective obligations pursuant to this Agreement and otherwise to consummate and make effective the transactions contemplated hereby and thereby.

4.
Representations and Warranties of the Member.

The Member represents and warrants to the Company as follows:

4.1           Authority. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by the Member prior to or at the Closing, the performance of the Member's obligations hereunder and thereunder and the consummation by the Member of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Member, and no other proceedings on the part of the Member is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by the Member, and, assuming this Agreement has been duly executed by the Company, this Agreement constitutes a valid and binding agreement of the Member, enforceable against the Member in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

4.2           Consents. The execution and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (a) conflict with or violate any statute, ordinance, rule, regulation, judgment, order, writ, injunction, decree or law applicable to the Member, or by which the Member is bound, or (b) result in a violation or breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, any material contract, agreement or arrangement to which the Member is a party and which relate to Encore, or the creation of liens on any of the properties or assets of Encore. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity, is required by the Member in connection with the execution of this Agreement by the Member or the consummation by him, her or it of the transactions contemplated hereby, except for such other consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to obtain would not individually or in the aggregate have a material adverse effect.

4.3           Title to the Exchange Interests. The Member is the sole record and beneficial owner of the Exchange Interests, free and clear of all liens, and the Exchange Interests have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating the Member to sell or transfer to any third person any of the Exchange Interests, or any interest therein. The Member has full power and authority to exchange, transfer and deliver to the Company the Exchange Interests.

4.4           Litigation. There are no actions, suits, proceedings or investigations pending against the Member or the Exchange Interests (nor has the Member received notice of any threat thereof) before any court or governmental agency that questions the validity of this Agreement or the right of the Member to enter into such agreements, or the right of the Member to perform its obligations contemplated hereby and thereby, or that, either individually or in the aggregate, if determined adversely to such Member, would materially detract from the value of the Exchange Interests or would otherwise be likely to prevent or materially impede, interfere with, hinder or delay the transactions contemplated hereby.

4.5          Accredited Investor. The Member is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act of 1933, or is otherwise experienced in investments and business matters, has made investments of a speculative nature and has such knowledge and experience in financial, tax and other business matters as to enable him to evaluate the merits and risks of, and to make an informed investment decision with respect to, this Agreement. The Member understands that his acquisition of the shares of Level Common Stock is a speculative, illiquid investment, and the Member represents that he, she or it is able to bear the risk of such investment for an indefinite period, and can afford a complete loss thereof.

4.6           Access to Counsel. The Member acknowledges that, in executing this Agreement, he, she or it has had the opportunity to seek the advice of independent legal and/or tax counsel, and has read and understood all of the terms and provisions of this Agreement.

5.
Representations and Warranties of the Company.

5.1           Authority. The Company is a corporation duly organized and validly existing under the laws of the State of Florida and has the requisite power and authority to execute and deliver this Agreement, to acquire the Exchange Interests and issue the shares representing the Level Common Stock Consideration, as applicable, and to carry out the provisions of this Agreement.

5.2           Corporate Action. All necessary actions on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the other agreements and transactions contemplated herein, the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance and delivery of the shares representing the Level Common Stock Consideration being transferred to the Member hereunder have been taken and this Agreement and the other agreements contemplated herein constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

5.3.           Consents. The execution and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (a) conflict with or violate any statute, ordinance, rule, regulation, judgment, order, writ, injunction, decree or law applicable to the Company, or by which the Company is bound, or (b) result in a violation or breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, any material contract, agreement or arrangement to which the Company is a party, or the creation of liens on any of the properties or assets of the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity, is required by the Company in connection with the execution of this Agreement by the Company or the consummation by it of the transactions contemplated hereby, except for such other consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to obtain would not individually or in the aggregate have a material adverse effect.

5.4           Litigation. There are no actions, suits, proceedings or investigations pending against the Company (nor has the Company received notice of any threat thereof) before any court or governmental agency that questions the validity of this Agreement or the right of the Company to enter into such agreements, or to perform its obligations contemplated hereby and thereby, or that, either individually or in the aggregate, if determined adversely to such Company, would materially detract from the value of the shares representing the Level Common Stock Consideration or would otherwise be likely to prevent or materially impede, interfere with, hinder or delay the transactions contemplated hereby.

5.5           Level Common Stock Consideration. The shares representing the Level Common Stock Consideration, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable and free of any liens, other than restrictions on transfer under the applicable federal and state securities laws. The shares representing the Level Common Stock Consideration issued hereunder will be issued in compliance with all applicable federal and state securities laws. The Company has retained an independent third party to assist in preparing an appraisal. The Chief Financial Officer of the Company has directed and maintained full responsibility and oversight over the third party’s work, including evaluation of the adequacy of the work for its purposes, and has taken full responsibility for the results of the third party’s work. Subsequently the Company determined the per share value of the Level Common Stock is $0.85 per share (the “Appraised Value”). The Company represents and warrants that (a) the Appraised Value is reasonable and (b) the Company will treat the Appraised Value as the value of Level Common Stock Consideration as of the date of grant for all purposes, including all state, local and federal tax purposes, and will take no action that may result in the Appraised Value being challenged. All parties to this Agreement have discussed and concur on the Appraised Value indicated above.

5.6           Purchase for Investment. The Exchange Interests being acquired by the Company are being acquired for investment for the Company’s own account and not with a view to the distribution of any part thereof (or participation therein) in violation of securities laws. The Company is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act of 1933, or is otherwise experienced in investments and business matters, has made investments of a speculative nature and has such knowledge and experience in financial, tax and other business matters as to enable it to evaluate the merits and risks of, and to make an informed investment decision with respect to, this Agreement. The Company agrees and acknowledges that the Exchange Interests being acquired by it are subject to restrictions on transfer and other restrictions and limitations contained in the Amended Operating Agreement. The Company acknowledges that it has reviewed the Amended Operating Agreement and all other documents relating to the Exchanged Interests and fully understands the rights, restrictions and obligations set forth therein.

6.
Registration Rights. Prior to the initiation by the Company of any public offering of its securities or of the securities of any of its subsidiaries, the Company will provide the Member (and, if applicable, its affiliates) with customary registration rights pursuant to a customary registration rights agreement on mutually agreeable terms.

7.
Miscellaneous.

7.1           Survival. Unless otherwise set forth in this Agreement, the representations and warranties of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of one (1) year following the Closing; provided that the representations and warranties of the Company set forth in Section 5.5 of this Agreement shall survive until thirty (30) days following the expiration of the statute of limitations (including any statute of limitations for tax) applicable thereto (giving effect to any extension or tolling thereof). All covenants and other agreements of the same shall survive the execution and delivery of this Agreement and the Closing until such time as they are fully performed.

7.2           Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate its original objective.

7.3           Specific Performance. The parties agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform the provisions of this Agreement (including the Company failing to deliver the Level Common Stock and to take the other actions required of it hereunder) in accordance with its specified terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including enforcement by the Member of the Company’s obligation to deliver the Level Common Stock), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the party seeking the injunction, specific performance and other equitable relief has an adequate remedy of law.

7.4           Waiver. The failure by either party to insist upon or enforce strict performance by the other party of any term of this Agreement, or to exercise any right or remedy hereunder, will not be construed as a wavier or relinquishment to any extent of that party's right to assert or rely upon any such provisions, rights, or remedies in that or any other instance; rather, the same will remain in full force and effect.

7.5           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement.

7.6           Governing Law; Jurisdiction; Venue. This Agreement will be governed by and construed under the laws of the State of California without regard to its conflict of laws principles to the contrary. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in Los Angeles, California, in connection with any action relating to this Agreement.

7.7           Attorneys' Fees; Expenses. The prevailing party will be entitled (in addition to any and all other remedies) to recover any and all costs and expenses (including, without limitation, reasonable attorneys' fees) that it may incur in connection with any legal action relating to this Agreement.

7.8           Entire Agreement; Amendments. This Agreement and the documents referenced herein constitute the entire agreement, and supersede any and all prior agreements, whether written or oral, with regard to the Exchange Interests. No amendment, modification or waiver of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on March 24, 2017.

Company:
Level Brands, Inc.,

By: /s/ Martin A. Sumichrast
Name: Martin A. Sumichrast
Title: Chief Executive Officer

Encore:

Encore Endeavor 1 LLC, by
Its Manager,

Level Brands, Inc.,

By: /s/ Martin A. Sumichrast
Name: Martin A. Sumichrast
Title: Chief Executive Officer

Member:

EE1 HOLDINGS, LLC, by
the Sterling Winters Living Trust, u/t/a
dated December 10, 1993, its Manager

By: /s/ Erik Sterling
Name: Erik Sterling
Title: Trustee

By: /s/ Jason Winters
Name: Jason Winters
Title: Trustee

Exhibit A

Member	Number of Class A Units Interests Being Contributed	Number of Class B Units Interests Being Contributed	Number of Shares of Level Common Stock to be Issued
EE1 Holdings, LLC	283,000	0	283,000